Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated September 24, 2019 to Prospectus dated March 15, 2018

Registration Nos. 333-223692 and 333-223692-01

Pricing Terms

Pricing Term Sheet

$400,000,000 3.250% Senior Notes due 2030

Issuer:	Hudson Pacific Properties, L.P.

Guarantor:	Hudson Pacific Properties, Inc.

Ratings: (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Security Type:	Senior Unsecured Notes

Pricing Date:	September 24, 2019

Settlement Date:	October 3, 2019 (T+7)

Maturity Date:	January 15, 2030

Interest Payment Dates:	January 15 and July 15, beginning January 15, 2020

Principal Amount:	$400,000,000

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Price / Yield:	99-29 / 1.635%

Spread to Benchmark Treasury:	+ 170 bps

Yield to Maturity:	3.335%

Coupon:	3.250%

Public Offering Price:	99.268% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:	Prior to October 15, 2029, based on the Adjusted Treasury Rate (as defined in the preliminary prospectus supplement) plus 30 basis points (0.30%)

Par Call:	On or after October 15, 2029, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date

CUSIP / ISIN:	44409M AC0 / US44409MAC01

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. Barclays Capital Inc. Goldman Sachs & Co. LLC KeyBanc Capital Markets Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Fifth Third Securities, Inc. RBC Capital Markets, LLC BMO Capital Markets Corp.

Co-Managers:	Regions Securities LLC BB&T Capital Markets, a division of BB&T Securities, LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com, or BofA Securities, Inc. toll-free at 1-800-294-1322 or emailing dg.prospectus_requests@baml.com.